Exhibit 99.1
PRESS RELEASE

Lennox International Announces that the 2020 Annual Meeting of Stockholders Will be Held in Virtual Format

DALLAS, April 29, 2020 – Lennox International Inc. (NYSE: LII) announced today that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will be held in a virtual format due to the impact of the COVID-19 pandemic and to support the health and well-being of the Company’s stockholders and management.

The Annual Meeting will be held on Thursday, May 21, 2020 at 10:30 a.m. Central Time in a virtual format only. As described in the proxy materials for the Annual Meeting previously distributed, stockholders as of the close of business on March 24, 2020, the record date, are entitled to participate in the Annual Meeting. In order to attend the Annual Meeting, stockholders must register in advance at www.proxypush.com/LII prior to the deadline of May 19, 2020 at 4:00 p.m. Central Time. During the registration process, stockholders will be able to submit questions and upon completion, will receive an email with a link to access the virtual meeting site and information regarding voting during the meeting. A notice regarding this change to a virtual meeting format (the “Notice”) is being filed with the Securities and Exchange Commission together with this press release. Additional information regarding the Annual Meeting, stockholder participation and voting is provided in the Notice.

About Lennox International
Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is listed on the New York Stock Exchange and traded under the symbol “LII”. Additional information is available at: www.lennoxinternatio